SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 29, 2002


                                  eGames, Inc.
             (Exact name of registrant as specified in its charter)


       Pennsylvania                    0-27102                 23-2694937
(State or other jurisdiction   (Commission File Number)       (IRS Employer
 of incorporation)                                          Identification No.)



2000 Cabot Blvd. West, Suite 110, Langhorne, PA                 19047-1833
(Address of principal executive offices)                        (Zip Code)


       Registrant's telephone number, including area code: (215) 750-6606


                    -----------------------------------------
          (Former name or former address, if changed since last report)

Item 9.   Regulation FD Disclosure

On July 29, 2002, eGames, Inc. (the "Company") issued a press release announcing its financial results for the three and twelve months ended June 30, 2002, as described in the press release attached as Exhibit 99.1 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit
Number                             Description
---------                        ---------------
99.1                             Press Release dated July 29, 2002


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        eGames, Inc.


                                        By:/s/ Thomas W. Murphy
                                        -----------------------------------
                                           Thomas W. Murphy, Vice President
                                           and Chief Financial Officer
Dated: July 30, 2002

                                                                  EXHIBIT 99.1

At eGames, Inc.
Jerry Klein, President & CEO
(215) 750-6606 (Ext. 118)
Tom Murphy, Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release

                 eGAMES ANNOUNCES FISCAL 2002 FINANCIAL RESULTS

 Fiscal 2002 Results Benefit From the Company's Strategic Decision to End Sales and Distribution Relationships With National Drug Store Retailers

Langhorne, PA - July 29, 2002 - eGames, Inc. (OTCBB: EGAM), a publisher and developer of Family Friendly(TM), value-priced consumer entertainment PC software games, today announced its financial results for the three and twelve months ended June 30, 2002.

Financial Results:
------------------

For the three months ended June 30, 2002, net sales increased by $2,228,000, or 309%, to $2,950,000 compared to $722,000 for the same quarter a year earlier. For the twelve months ended June 30, 2002, the Company's net sales increased by $4,023,000, or 59%, to $10,879,000 compared to $6,856,000 for the same period a year ago.

For the three months ended June 30, 2002, the Company reported net income of $1,171,000, or $0.12 per diluted share, compared to a net loss of ($3,439,000), or ($0.35) per diluted share, for the same period last year. For the twelve months ended June 30, 2002, the Company reported net income of $2,181,000, or $0.22 per diluted share, compared to a net loss of ($5,933,000), or ($0.61) per diluted share, for the same period last year.

Net sales, net income, and net income per diluted share for the three and twelve month periods ended June 30, 2002 benefited significantly from the Company's strategic decision at the outset of fiscal 2002 to end its sales and distribution relationships with national drug store retailers and from agreements reached with two national drug store retailers during fiscal 2002. These agreements, among other things, modified the terms relating to previous product shipments, which made all prior sales to these retailers final and eliminated any further right of product return. As a result of these agreements, the Company recognized net sales of $1,119,000 and net income of $983,000 during the three months ended June 30, 2002 and net sales of $3,234,000 and net income of $2,105,000 for the twelve months ended June 30, 2002. These amounts had been deferred in accordance with the Company's revenue recognition policy requiring the Company to recognize sales relating to product shipments to drug store retailers based on reported product sell-through.

The following table presents the net sales, net income (loss), and net income
(loss) per diluted share for the three and twelve month periods ended June 30, 2002 and 2001, as reported and then excluding the benefit recognized as a result of the agreements with the two national drug store retailers discussed above:



                                               Three Months Ended June 30,                  Twelve Months Ended June 30,
                                        (000's omitted, except per share amounts)    (000's omitted, except per share amounts)

                                             2002          2001       Increase            2002          2001       Increase
                                        ------------- ------------- ------------     ------------- ------------- -------------
As reported:
------------------------------------
Net sales                                      $2,950         $ 722       $2,228          $10,879         $6,856        $4,023
Net income (loss)                              $1,171       ($3,439)      $4,610           $2,181        ($5,933)       $8,114
Net income (loss) per diluted share             $0.12        ($0.35)       $0.47            $0.22         ($0.61)        $0.83

Excluding agreements with drug
store retailers:
------------------------------------
Net sales                                      $1,831         $ 722       $1,109           $7,645         $6,856         $ 789
Net income (loss)                               $ 188       ($3,439)      $3,627             $ 76        ($5,933)       $6,009
Net income (loss) per diluted share             $0.02        ($0.35)       $0.37            $0.01         ($0.61)        $0.62

Although these agreements did not have an impact on the Company's cash balance during fiscal 2002, these agreements did improve the Company's working capital deficiency and stockholders' deficit balances by approximately $2.1 million.

Also during fiscal 2002, the Company adopted the Emerging Issues Task Force - EITF 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products", which requires that certain promotional costs, such as slotting fees charged by retailers, previously reported as operating expenses be reclassified as reductions to net sales. Accordingly, net sales amounts presented for prior year periods have been reduced to reflect the adoption of EITF 00-25. For the three and twelve months ended June 30, 2001, these amounts were $23,000 and $316,000, respectively.

Comments:
---------

Jerry Klein, President and CEO of eGames, stated "Our fiscal 2002 financial results represent the culmination of the seasoned guidance of our outside directors, the focused and determined hard work of our employees, and the support and cooperation of our vendors, distributors and retail customers. We've made significant progress in fiscal 2002 in strengthening our balance sheet through very focused initiatives, such as: successfully converting accounts receivable balances and slow-moving inventory amounts into cash, reducing both trade and bank debt, returning to operational profitability, and improving both our stockholders' deficit and our working capital deficiency balances to positive surplus levels primarily as a result of the agreements with the two national drug store retailers discussed above."

Mr. Klein further commented, "Additionally, the Company has successfully transitioned its direct distribution relationships with drug store retailers to a low-risk, high-margin licensing model with a third-party distributor who assumes the responsibilities and costs of inventory production, distribution, promotion and merchandising of the Company's products to these retailers. The cost savings from this transition, combined with decreases in the provisions for inventory obsolescence and in reclamation costs, has enabled us to improve our gross profit margin to 50% for fiscal 2002 from 12% for fiscal 2001. Other cost saving initiatives such as: reductions in our labor force, marketing promotional expenses, bad debt expense and professional service fees, have enabled us to reduce our operating expenses to $3.1 million in fiscal 2002 compared to $6.5 million for fiscal 2001, an annual reduction of $3.4 million or 52%."

"During fiscal 2002, we refocused our efforts to serve our core value-priced PC gaming software consumers. We have accomplished this transition by increasing third-party distribution of our products through our primary North American distributor, Infogrames, Inc., who services mass-merchant retailers, such as Wal-Mart, K-Mart, Target, and specialty retailers like Best Buy. We've also improved our direct distribution relationships with major PC software retailers such as CompUSA and Office Depot. These mass-merchant, specialty, and PC software retailers have historically merchandised the Company's products successfully to our target consumers. During fiscal 2003 our goal is to grow our business collectively with these retailers by providing them with PC gaming software titles containing greater entertainment value to the end consumer, and at prices, which should benefit the profit margins of our retailers, distributors, and the Company. As we begin fiscal 2003, we're confident that we have strengthened our critical customer and vendor relationships, effectively restructured our limited resources, and reduced our operating expenses to levels that should enable us to achieve profitability and positive cash flows in the current market conditions and environment."

About the Company:
------------------

eGames, Inc., headquartered in Langhorne, PA, develops, publishes and markets a diversified line of Family Friendly(TM), value-priced consumer entertainment PC software games. The Company promotes the eGames(TM), Game Master Series(TM), and Outerbound(TM) brands in order to generate customer loyalty, encourage repeat purchases and differentiate eGames software products to retailers and consumers. eGames - Where the "e" is for Everybody! Additional information regarding eGames, Inc. can be found on the Company's Web site at www.egames.com.

Forward-Looking Statement Safe Harbor:
--------------------------------------

This press release contains certain forward-looking statements, including without limitation, statements regarding the Company's ability to grow its business with major mass-merchant, specialty and PC software retailers by providing them with PC gaming software titles containing greater entertainment value; the anticipated improvement to the Company's profit margin as a result of higher product pricing; and the Company's plans to achieve profitability and positive cash flows in fiscal 2003. The actual results achieved by the Company and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond the Company's control. The Company cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the market acceptance and successful sell-through results for the Company's products at retail stores; the market acceptance of increased pricing of the Company's products; the amount of unsold product that is returned to the Company by retail stores; the Company's ability to accurately predict the amount of product returns that will occur and the adequacy of the reserves established for such returns; the success of the Company's distribution strategy, including its ability to enter into new distribution and direct sales relationships on commercially acceptable terms; the allocation of adequate shelf space for the Company's products in major retail chain stores; the Company's ability to collect outstanding accounts receivable and establish adequate reserves for uncollectible receivables; the ability to deliver products in response to orders within a commercially acceptable time frame; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; consumers' continued demand for value-priced software; increased competition in the value-priced software category; and various other factors, many of which are beyond the Company's control. Risks and uncertainties that may affect the Company's future results and performance also include, but are not limited to, those discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001 and Forms 10-QSB for the quarters ended September 30, 2001, December 31, 2001 and March 31, 2002, filed by eGames with the Securities and Exchange Commission.

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